Exhibit 99.3

LI-CYCLE CORP.

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

1.	Purpose; Interpretation.

(a)

Purpose. The purposes of the Li-Cycle Corp. Amended and Restated Long-Term Incentive Plan are to enable Li-Cycle Corp. (the “Corporation”) and its Subsidiaries to recruit and retain highly qualified directors, officers, employees and consultants; to provide those persons with an incentive for productivity and an opportunity to share in the growth and value of the Corporation; and align the interests of Participants with those of the shareholders of the Corporation.

(b)	Definitions. In this Plan, unless something in the subject matter or context is inconsistent therewith:

“Award” means a grant of Options, SARs, DSUs or RSUs pursuant to the provisions of this Plan.

“Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms and conditions of that particular Award.

“Board” means the board of directors of the Corporation, as constituted from time to time; provided, however, that if the board of directors appoints a Committee to perform some or all of the Board’s administrative functions hereunder pursuant to Section 2, references in this Plan to the “Board” will be deemed to also refer to that Committee in connection with matters to be performed by that Committee.

“Business Day” means being a day, other than a Saturday, Sunday or statutory holiday in Toronto, Ontario.

“Cause” means, with respect to any Participant, such Participant’s (i) misappropriation or theft of the Corporation’s or any of its Subsidiaries funds or property; (ii) charge for, conviction of, or entry of a plea of guilty or no contest to, any criminal or quasi-criminal offence (for the purposes of this definition, a “quasi criminal” offence means an intentional breach of a statutory provision, one of the potential consequences of which is imprisonment and a “criminal” offence means an offence requiring a mens rea); (iii) commission of any act or omission involving dishonesty or fraud with respect to the Corporation or any of its Subsidiaries or any of their respective customers, suppliers or other business relations; (iv) wilful and continued failure or refusal to substantially perform the duties reasonably required of the Participant as an employee of the Corporation or any of its Subsidiaries to whom such Participant reports, directly or indirectly; (v) failure to observe all material and lawful policies of the Corporation and its Subsidiaries applicable to such Participant; (vi) material breach of contractual obligations (including non- competition, non-solicitation, non-disclosure or similar obligations) owed to the Corporation or any of its Subsidiaries or failure to perform any of the Participant’s material duties owed to the Corporation or any Subsidiary; (vii) act or omission that aids or abets, or is intended to aid or abet, any person to the disadvantage or detriment of the Corporation and, or, any of its

Subsidiaries; (viii) subject to compliance with applicable human rights legislation, continued or repeated absence by such Participant from the workplace (to the extent such continued or repeated absences continue to occur after written notice thereof), unless such absence is in compliance with the policies of the Corporation and its Subsidiaries or approved or excused by the Board or the applicable board of directors of a Subsidiary of the Corporation in advance of such absence; (ix) engaging in any wilful misconduct which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Corporation or any of its Subsidiaries; (x) other material breach of any agreement between such Participant and the Corporation or any of its Subsidiaries or any policies of the Corporation and its Subsidiaries, including those relating to unlawful discrimination, harassment or retaliation, and, or, those set forth in the employee manuals or statements of policy of the Corporation and its Subsidiaries; or (xi) other conduct or misconduct that constitutes cause pursuant to applicable law; provided that, in the case of the above sub-clauses (v), (vi) and (x), termination of employment by the Corporation or any of the Corporation Subsidiaries, if applicable, will not be for “Cause” unless (A) such breach is not capable of being cured, or (B) such Participant has first been given written notice of such breach by the Corporation or its Subsidiary, as applicable, and, if such breach is capable of being cured, such breach remains uncured for a period of five (5) Business Days after such notice to the Participant or, if cured, recurs within 180 days; and provided further that, if a Participant and the Corporation (or any of its Subsidiaries) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause” then, with respect to such Participant, “Cause” will have the meaning defined in that employment agreement, consulting agreement or other agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means a committee appointed by the Board in accordance with Section 2.

“Consultant” means a person, other than a Director or an employee of the Corporation or of a Subsidiary of the Corporation, that (i) is engaged to provide services to the Corporation or a Subsidiary of the Corporation other than services provided in relation to a distribution of securities; (ii) provides services under a written contract with the Corporation or a Subsidiary of the Corporation; and (iii) spends or will spend a significant amount of time and attention to the affairs and business of the Corporation or a Subsidiary of the Corporation.

“Control” means a person, other than a Director or an employee of the Corporation or of a Subsidiary of the Corporation, that (i) is engaged to provide services to the Corporation or a Subsidiary of the Corporation other than services provided in relation to a distribution of securities; (ii) provides services under a written contract with the Corporation or a Subsidiary of the Corporation; and (iii) spends or will spend a significant amount of time and attention to the affairs and business of the Corporation or a Subsidiary of the Corporation.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with“) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Director” means a member of the Board or of the board of directors of any Subsidiary of the Corporation.

“DSU” means a deferred share unit granted under, and subject to restrictions imposed pursuant to, Section 8 hereof.

“Fair Market Value” means, with respect to a Share (or any other security), the fair market value of such Share (or any other security), without taking into account discounts for lack of liquidity, minority interest or similar factors, as determined by the Board in good faith (unless otherwise set forth in an Award Agreement).

“Governmental Authorities” means any domestic or foreign legislative, executive, judicial or administrative body or person having purporting to have jurisdiction in the relevant circumstances.

“Initial Public Offering” means an offering of Shares to the public in Canada or the United States by means of a Prospectus, where the securities are thereafter listed for trading on a stock exchange or active over-the-counter market in North America.

“Joinder” means a joinder in the form attached hereto as Schedule A or any other form approved by the Board.

“Liquidity Event” means, at any time, the occurrence of any of the following, in one transaction or a series of related transactions, (i) the acquisition by any person or persons acting jointly or in concert (as determined by the Securities Act), whether directly or indirectly, of beneficial ownership of voting securities of the Corporation that, together with all other voting securities of the Corporation held by such persons, constitute in the aggregate more than 50% of all of the then outstanding voting securities of the Corporation; (ii) an amalgamation, arrangement, consolidation, share exchange, take-over bid or other form of business combination of the Corporation with another person that results in the holders of voting securities of that other person holding, in the aggregate, more than 50% of all outstanding voting securities of the person resulting from the business combination; (iii) the sale, lease, exchange or other disposition of all or substantially all of the property of the Corporation or any of its Subsidiaries to another person, other than (A) in the ordinary course of business of the Corporation or of a Subsidiary of the Corporation, or (B) to the Corporation or any one or more of its Subsidiaries; (iv) a resolution is adopted to wind-up, dissolve or liquidate the Corporation; or (v) any other transaction that is deemed to be a “Liquidity Event” for the purposes of this Plan by the Board in its sole and absolute discretion. Notwithstanding the foregoing, a transaction or a series of related transactions will not constitute a Liquidity Event if such transaction(s) result(s) in the Corporation, any successor to the Corporation, or any successor to the Corporation’s business, being Controlled, directly or indirectly, by the same person or persons who Controlled the Corporation, directly or indirectly, immediately before such transaction(s).

“Option” means an option to purchase Shares granted under, and subject to restrictions imposed pursuant to, Section 5.

“Participant” means an employee, officer, Director or Consultant of the Corporation or of any of its Subsidiaries to whom an Award is granted.

“Plan” means this long-term incentive plan, as amended from time to time.

“Prospectus” means a preliminary prospectus, prospectus, registration statement, information circular or similar offering or disclosure document filed with the appropriate securities regulatory authorities, including amendments, supplements and exhibits thereto and any other documents necessary or incidental thereto to permit a public offering of securities.

“RSU” means a restricted share unit granted under, and subject to restrictions imposed pursuant to, Section 9.

“SAR” means a stock appreciation right granted under, and subject to restrictions imposed pursuant to, Section 6.

“Securities Act” means the Securities Act (Ontario).

“Shareholders Agreement” means the shareholders agreement substantially in the form attached hereto as Schedule B, as the same may be amended from time to time.

“Shares” means the common shares of the Corporation.

“Subsidiary” means with respect to any person which is Controlled by such referent person.

(c)

Headings. The discussion of this Plan into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan. Unless something in the subject matter or context is inconsistent therewith, references in this Plan to Sections are to Sections of this Plan.

(d)

Extended Meanings. In this Plan words importing the singular number only include the plural and vice versa; words importing any gender include all genders; and words importing persons include individuals, corporations, limited and unlimited liability corporations, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities. The term “including” means “including without limiting the generality of the foregoing”.

(e)

Statutory References. In this Plan, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

2.	Administration.

(a)

Administration. This Plan will be administered by the Board; provided, however, that the Board may at any time appoint a Committee, including the Governance, Compensation and Nominating Committee of the Board, to perform some or all of the Board’s administrative functions hereunder, and provided further, that the authority of any Committee appointed pursuant to this Section 2 will be subject to such terms and conditions as the Board may prescribe from time to time and will be coextensive with, and not in lieu of, the authority of the Board hereunder.

(b)

Directors Entitled to Vote. Directors who are eligible for Awards or have received Awards may vote on any matters affecting the administration of this Plan or the grant of Awards, except that no such member will act upon the grant of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the grant of Awards to himself or herself.

(c)	Authority of the Board. The Board will have the authority to grant Awards under this Plan. In particular, subject to the terms of this Plan, the Board will have the authority to:

(i)	select the persons to whom Awards may from time to time be granted hereunder (consistent with the eligibility conditions set forth in Section 4);

(ii)	determine the type of Award to be granted to any person hereunder;

(iii)	determine the number of Shares, if any, to be covered by each Award; and

(iv)	establish the terms and conditions of each Award Agreement, including any Restrictions applicable to any Restricted Shares granted under this Plan.

(d)

Idem. The Board will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it, from time to time, deems advisable; to interpret the terms and provisions of this Plan and any Award issued under this Plan, and any Award Agreement; and to otherwise supervise the administration of this Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award or Award Agreement in the manner and to the extent it deems necessary to carry out the intent of this Plan.

(e)

Decisions of the Board Final. All decisions made by the Board pursuant to the provisions of this Plan will be final and binding on all persons, including the Corporation and Participants. No Director will be liable for any good faith determination, act or omission in connection with this Plan or any Award.

3.	Shares Subject to the Plan.

(a)

Shares Subject to the Plan. The Shares to be subject to or related to Awards under this Plan will be authorized and unissued shares of the Corporation. The maximum number of Shares that may be subject to Options, SARs, DSUs, or RSUs under this Plan is 15% of the issued Shares outstanding from time to time for a term of 10 years. The Corporation will reserve for the purposes of this Plan, out of its authorized and unissued Shares, such number of Shares.

(b)

Effect of the Expiration or Termination of Awards. If and to the extent that an Option or SAR expires, terminates or is cancelled or forfeited for any reason without having been exercised in full, the Shares associated with that Option or SAR will again become available for grant under this Plan. Similarly, if and to the extent an Award of DSUs or RSUs is cancelled or forfeited for any reason, the Shares subject to that Award will again become available for grant under this Plan. In addition, if and to the extent an Award is settled for cash, the Shares subject to that Award will again become available for grant under this Plan.

(c)

Other Adjustment. In the event of any recapitalization, reorganization, arrangement, amalgamation, subdivision or consolidation, stock dividend or other similar event or transaction, substitutions or adjustments will be made by the Board: (i) to the aggregate number, class and/or issuer of the securities reserved for issuance under this Plan; (ii) to the number, class and/or issuer of securities subject to outstanding Awards; and (iii) to the exercise price of outstanding Options or SARs, in each case in a manner that reflects equitably the effects of such event or transaction.

(d)	Liquidity Event. Notwithstanding anything to the contrary set forth in this Plan:

(i)

all outstanding Options and SARS will (A) become vested and immediately exercisable, in whole or in part, for a period of ten Business Days (or such longer period as the Board, in its sole and absolute discretion may determine and without the need for the consent of the Participant) (the “Exercise Period”) upon the earlier of (x) the occurrence of a Liquidity Event, and (y) such earlier date as is determined by the Board, in its sole and absolute discretion and without the need for the consent of the Participant, in anticipation of the occurrence of a Liquidity Event; and (B) to the extent not exercised within the Exercise Period (which, for the purposes hereof, will be deemed to end at 5:00 p.m. Eastern time on the last Business Day of the Exercise Period), be cancelled upon the expiry of the Exercise Period; and

(ii)	all outstanding DSUs and RSUs will be redeemed by the Corporation for cash upon the closing of a Liquidity Event.

4.

Eligibility. Employees of the Corporation or any of its Subsidiaries, officers of the Corporation or of any of its Subsidiaries, Directors and Consultants are eligible to be granted Awards under this Plan.

5.	Options.

Any Option granted under this Plan will be in such form as the Board may at the time of such grant approve. The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Board may impose in its sole and absolute discretion:

(i)	Option Price. The exercise price per Share purchasable under an Option will be determined by the Board and will not be less than 100% of the Fair Market Value of a Share on the date of the grant;

(ii)	Option Term. The term of each Option will be fixed by the Board; provided, however, that no Option will be exercisable more than 10 years after the date the Option is granted;

(iii)	Exercisability. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board;

(iv)

Method of Exercise. Subject to the exercisability and termination provisions set forth in this Plan and in the applicable Award Agreement, Options may be exercised, in whole or in part, at any time and from time to time during the term of the Option, by the delivery of written notice of exercise by the Participant to the Corporation specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price, either by: (a) cash or certified cheque or bank draft; (b) unless otherwise determined by the Board, through means of a “net settlement” whereby no exercise price will be due and where the number of Shares issued upon such exercise will be equal to: (I) the product of (1) the number of Shares as to which the Option is then being exercised, and (2) the difference between (x) the then current Fair Market Value per Share and (y) the exercise price per share, divided by (II) the then current Fair Market Value per Share. A number of Shares equal to the difference between the number of Shares as to which the Option is then being exercised and the number of Shares actually issued to the grantee upon such net settlement will be deemed to have been received by the Corporation in satisfaction of the exercise price; or (d) such other method as the Board may approve or accept in its sole and absolute discretion. No Share will be issued upon exercise of any Option until full payment therefor has been made, including any applicable withholding taxes. The Participant will not have the right to distributions or dividends or any other rights of a shareholder with respect to the Shares subject to Options awarded hereunder until the Participant has given written notice of exercise, has paid in full for such Shares, and fulfills such other conditions as may be set forth in this Plan or any applicable Award Agreement.

(v)

Termination of Service. Unless otherwise specified in the Award Agreement or otherwise determined by the Board, Options will be subject to the terms of Section 7 with respect to exercise upon or following termination of employment or other service with the Corporation or any of its Subsidiaries; and

(vi)

Non-Transferability. Except as may otherwise be specifically determined by the Board with respect to a particular Option, (A) no Option may be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution, and (B) all Options will be exercisable only by the Participant or by his or her personal representative.

6.	Stock Appreciation Rights.

(a)

Nature of Award. Upon the exercise of a SAR, its holder will be entitled to receive an amount equal to the excess, if any, of: (i) the Fair Market Value of the Shares as to which the SAR is then being exercised, over (ii) the Fair Market Value of those Shares as of the date the SAR was granted, subject to adjustment in accordance with Section 3(c). Such amount may be paid in either cash and, or, Shares, as determined by the Board in its sole and absolute discretion.

(b)

Terms and Conditions. Any SAR granted under this Plan will be in such form as the Board may at the time of such grant approve. The Award Agreement evidencing any SAR will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Board may impose in its sole and absolute discretion:

(i)	Term of SAR. Unless otherwise specified in the Award Agreement, the term of a SAR will be 10 years;

(ii)	Exercisability. SARs will vest and become exercisable at such time or times and subject to such terms and conditions as will be determined by the Board;

(iii)

Method of Exercise. Subject to the exercisability and termination provisions set forth herein and in the applicable Award Agreement, SARs may be exercised in whole or in part from time to time during their term by delivery of written notice to the Corporation specifying the portion of the SAR to be exercised;

(iv)

Termination of Service. Unless otherwise specified in the Award Agreement, SARs will be subject to the terms of Section 7 with respect to exercise upon termination of employment or other service, with the Corporation or any of its Subsidiaries; and

(v)

Non-Transferability. Except as may otherwise be specifically determined by the Board with respect to a particular SAR: (A) SARs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution, and (B) during the Participant’s lifetime, SARs will be exercisable only by the Participant or by his or her personal representative.

7.	Termination of Employment or Service (Options and SARs).

(a)

General. Unless otherwise specified by the Board with respect to a particular Option or SAR, (i) any portion of an Option or SAR that is not exercisable at the time termination of a Participant’s employment or service with the Corporation or any of its Subsidiaries will expire immediately and automatically upon such termination, and (ii) any portion of an Option or SAR that is exercisable at the time of such termination of employment or service will expire on the date it ceases to be exercisable in accordance with this Section 7; provided that the provisions of this Section 7 will not apply in respect of such termination if such Participant will continue to serve the Corporation or any of its Subsidiaries following such termination.

(b)

Termination by Reason of Death. If a Participant’s employment or service with the Corporation or any of its Subsidiaries terminates by reason of the death of the Participant, any Option or SAR held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of his or her death, by the legal representative of the Participant, for a period ending 12 months following the earlier of (i) the date of such Participant’s death, and (ii) on the last day of the stated term of such Option or SAR.

(c)

Cause. If a Participant’s service with the Corporation or any of its Subsidiaries is terminated for Cause, (i) any Option or SAR held by the Participant will immediately and automatically expire as of the date of such termination, and (ii) any Shares for which the Corporation has not yet delivered share certificates will be immediately and automatically forfeited and the Corporation will, in the case of an Option, refund to the Participant the Option exercise price paid for such Shares, if any.

(d)

Other Termination. If a Participant’s service with the Corporation or any of its Subsidiaries terminates for any reason other than death or Cause, any Option or SAR held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, for a period ending 90 days following the earlier of (i) the date of such termination, and (ii) the last day of the stated term of such Option or SAR; provided that the provisions of this Section 7(c) will not apply in respect of such termination if such Participant will continue to serve the Corporation or any of its Subsidiaries following such termination.

8.

DSUs. DSUs may, from time to time, be granted to employees, officers, Directors or Consultants of the Corporation or of any of its Subsidiaries under this Plan, subject to such vesting and other terms and conditions, not inconsistent wit the terms of this Plan, as the Board may impose in its sole and absolute discretion. Each DSU will provide the right to receive, on a deferred payment basis, a Share or the cash equivalent of a Share in an amount equal to the Fair Market Value (at the applicable payment date). Such amount will not be paid out until such time as the Participant’s employment or service with the Corporation and each of its Subsidiaries terminates. A DSU award may be settled in Shares, cash, or in any combination of Shares and cash. The determination to settle a DSU in whole or in part in cash may be made by the Board, in its sole and absolute discretion. Unless otherwise determined by the Board, DSUs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. All other terms governing DSUs will be set forth in the applicable Award Agreement.

9.

RSUs. RSUs, from time to time, may be granted to employees, officers, Directors or Consultants of the Corporation or of any of its Subsidiaries under this Plan, subject to such terms and conditions, not inconsistent with the terms of this Plan, as the Board may impose in its sole and absolute discretion. Each RSU will represent the right to receive from the Corporation, after fulfillment of any applicable conditions, a distribution from the Corporation in an amount equal to the Fair Market Value (at the time of the distribution) of one Share. Distributions may be made in Shares, cash, or in any combination of Shares and cash. Unless otherwise determined by the Board, RSUs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. All other terms governing RSUs, will be set forth in the applicable Award Agreement.

10.	Representations on Exercise.

In connection with any exercise of any Option or SAR and the issuance of Shares thereunder, or the receipt of any Share pursuant to the terms of this Plan or any DSU or RSU (other than, in each case, pursuant to a final Prospectus for which a receipt is issued pursuant to applicable securities laws), a Participant will by the act of delivering the exercise notice (and without any further action on the part of the Participant) represent and warrant to the Corporation that as of the time of such exercise or receipt, as applicable:

(i)

the Shares to be acquired or received by the Participant will be acquired or received for the Participant’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable securities laws, and the Shares will not be disposed of in contravention of any applicable securities laws;

(ii)

the Participant is or was an employee, director or officer of the Corporation or one of its Subsidiaries, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares; and

(iii)

the Participant is able to bear the economic risks of his, or her investment in the Shares for an indefinite period of time and is aware that transfer of the Shares may not be possible because (A) such transfer is subject to contractual restrictions on transfer set forth herein and in the Shareholders Agreement, and (B) the Shares have not been qualified for distribution under applicable Canadian or other securities laws or registered under the U.S. Securities Act of 1933 or any applicable U.S. state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act of 1933 and such applicable state securities laws or an exemption from the prospectus requirements under applicable Canadian securities laws (or similar requirements of any other applicable jurisdiction) or such registration, as applicable, is available and the Shares may be subject to resale restrictions under applicable securities laws.

In connection with any exercise of any Option or SAR, or receipt of Shares pursuant to the terms of any DSU or RSU, the Participant will make such additional customary investment representations and warranties as the Corporation may require, including certifying their citizenship and country of residence for tax purposes, and Participant will execute such documents necessary for the Corporation to perfect exemptions from the prospectus requirements under Canadian securities laws, registration under U.S. federal and state securities laws and any other applicable securities laws, as applicable, in each case as the Corporation may reasonably request.

11.	Amendment and Termination.

The Board at any time may suspend or terminate this Plan and make such additions or amendments as it deems advisable under this Plan; provided that, the Board may not change any of the terms of the Plan or an Award Agreement in a manner adverse to a Participant in any significant manner without the prior written approval of such Participant; provided further, that to the extent the Board amends the Plan in a manner adverse to a Participant in any significant manner without such Participant’s consent, such Participant will continue to be bound and governed by the terms of the Plan as in effect prior to such amendment.

12.	General Provisions.

(a)

Irrevocable Proxy and Power of Attorney. In order to secure the obligations of each Participant under this Plan and each Award Agreement applicable to such Participant, each such Participant hereby appoints the Corporation as such Participant’s true and lawful proxy and attorney-in-fact, with full power of substitution, to act from and after the date hereof and to do any and all things and execute any and all documents which, as requested by the Board, may be necessary, convenient or appropriate, in each of their respective absolute and unfettered discretion, to facilitate the performance of the actions and the consummation of any transactions contemplated by this Plan or each Award Agreement, applicable to such Participant. The Corporation may exercise such irrevocable proxy and power of attorney at any time that any Participant fails to timely comply with the provisions of this Plan or any such Award Agreement. The proxies and powers granted by each Participant pursuant to this Section 12(a) are coupled with an interest and are given to secure the performance of the obligations of each such Participant under this Plan or any such Award Agreement. Such proxies and powers will be irrevocable, and will survive the death, incompetency, disability, dissolution or bankruptcy of such Participant and the subsequent holders of Shares.

(b)

Indemnification. No member of the Board, nor any person to whom administrative or ministerial duties have been delegated, will be personally liable for any action, interpretation or determination made with respect to the Plan or Options made thereunder, and each member of the Board will be fully indemnified and protected by the Corporation with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the articles, and, or, by- laws of the Corporation, as amended from time to time, or under any agreement between any such Board member and the Corporation.

(c)

Compliance with Applicable Law. Shares will not be issued under this Plan or any Award Agreement unless, in the judgment of counsel for the Corporation, the issuance complies with the requirements of any stock exchange or quotation system on which the Shares are then listed or quoted and all applicable laws.

(d)

Legends. All certificates for Shares or other securities delivered under this Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Shares are then listed and any applicable laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)

No Employment Rights or Representation or Warranty. Neither the adoption of this Plan nor the execution of any document in connection with this Plan will (i) confer upon any employee of the Corporation or any of its Subsidiaries any right to continued employment or engagement with the Corporation or any such Subsidiary, or (ii) interfere in any way with the right of the Corporation or any such Subsidiary to terminate the employment of any of its employees at any time. The Corporation makes no representation or warranty as to the future value of any Share distributed pursuant to this Plan.

(f)

No Rights as a Shareholder. A Participant holding an Award will have no rights as a shareholder of the Corporation with respect to any Shares issuable upon exercise thereof, or pursuant thereto, until the date on which a Share certificate is issued to such Participant representing such Shares. The Corporation will issue Shares to Participants no later than twenty (20) days following receipt by the Corporation of all exercise payments, if applicable, required to be made by a Participant in connection therewith.

(g)

Shareholders Agreement. The grant of any Award will be subject to the Participant receiving such Award agreeing to be bound by all of the terms and conditions of the Shareholders Agreement, including with respect to the Shares, or any other share capital of the Corporation, issuable to or held by such Participant by executing and delivering to the Corporation a Joinder. All of the terms of the Shareholders Agreement are incorporated herein by reference.

(h)

Taxes—General. With respect to any Award, the Participant will pay to the Corporation, or make arrangements satisfactory to the Board regarding the payment of, taxes of any kind required by applicable law to be withheld with respect to any amount includible in the gross income of the Participant as required by applicable law. The obligations of the Corporation under this Plan will be conditioned on such payment or arrangements and the Corporation will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Corporation may direct the Trustee or the Custodian without any further action by, consent from or notice to the Participant, to transfer Released Restricted Shares to the Corporation in such amount as may be required to satisfy any such withholding obligation, and the Corporation may sell such Shares in the open market and use the proceeds from such sale to satisfy such withholding obligation and any withholding obligation arising from such sale, with any surplus proceeds paid to the Participant.

(i)

Taxes Section 409A of the Code. With respect to Participants who are subject to taxation in the United Sates, Awards under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan will be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant will not be considered to have terminated employment or service with the Corporation for purposes of the Plan until the Participant would be considered to have incurred a “separation from service” from the Corporation and its Subsidiaries within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code will not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Corporation or any of its Subsidiaries) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) will instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan will be construed as a separate identified payment for purposes of Section 409A of the Code. The Corporation makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Participants will be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

(j)

Right of Set-off. If a payment or release of Shares is to be made to a Participant on account of the Participant’s Award, including any payment in respect of dividends declared and paid on the Shares, the Corporation may direct the Trustee or Custodian, without any further action by or consent from the Participant, to pay all or any portion of such payment to or at the direction of the Corporation in satisfaction of outstanding indebtedness owing by the Participant to the Corporation or indebtedness which the Corporation has guaranteed or indemnified on the Participant’s behalf.

13.

Cooperation in an IPO or a Liquidity Event. In the event that the Corporation or any of its Subsidiaries seeks to execute an Initial Public Offering or a Liquidity Event, the holders of Awards and, or, Shares obtained in connection therewith will cooperate in good faith in connection with the consummation of such transaction. In the event that such Initial Public Offering is an underwritten offering and the managing underwriters advise the Corporation that in their opinion the Share structure will adversely affect the marketability of the offering, each holder of Awards or Shares will consent to and vote for a recapitalization, reorganization and, or, exchange of the Shares into securities that the managing underwriters and the Board find acceptable and that do not adversely affect the terms and conditions and value of the Awards and Shares as determined prior to such recapitalization, reorganization and, or, exchange.

14.

Effective Date of Plan. This Li-Cycle Corp. Amended and Restated Long-Term Incentive Plan, which amends and restates the Li-Cycle Corp. Long-Term Incentive Plan dated November 1, 2019, is effective as of June 25, 2021.

15.	Term of Plan. This Plan will continue in effect until terminated in accordance with Section 11.

16.

Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

17.	Governing Law. This Plan and all Awards granted hereunder will be governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

18.

Notices. Any notice to be given to the Corporation pursuant to the provisions of this Plan must be given by registered mail, postage prepaid, and, addressed, if to the Corporation to its principal executive office to the attention of its Chief Financial Officer (or such other person as the Corporation may designate in writing from time to time), and, if to a Participant, to his or her address contained in the Corporation’s personnel records, or at such other address as such Participant may from time to time designate in writing to the Corporation. Any such notice will be deemed given or delivered three Business Days after the date of mailing.

Approved	by the board of directors of the Corporation as of June 25, 2021.

SCHEDULE A

JOINDER AGREEMENT

The undersigned hereby agrees, effective as of the date hereof, to become a party to the Shareholders Agreement (as defined in the Long-Term Incentive Plan of Li-Cycle Corp. dated as of November 1, 2019) and, for all purposes of such Shareholders Agreement, the undersigned will included within the term “Shareholder” (as defined in the Agreement”). The address and facsimile number to which notices may be sent to the undersigned is as set out below.

DATED ______________________

[Name of Participant]

Address for Notice:

Email address:

SCHEDULE B

SHAREHOLDERS AGREEMENT

[The Shareholders Agreement has been terminated.]